                                                                   EXHIBIT 11.1

                            QUICKLOGIC CORPORATION

           SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                               YEARS ENDED                           SIX MONTHS ENDED
                          ----------------------------------------------------- ---------------------------
                          DECEMBER 31, 1994 DECEMBER 31, 1995 DECEMBER 31, 1996 JUNE 30, 1996 JUNE 30, 1997
                          ----------------- ----------------- ----------------- ------------- -------------
Net income (loss).......       (5,828)           (4,707)           $(3,597)        $    63      $(24,387)
                               ------            ------            -------         -------      --------
Weighted average common
 shares outstanding(2)..          467               531                866             586           907
Convertible preferred
 stock (using the as if-
 converted method) (1)..        1,102             1,102              1,102           8,496         1,102
Common equivalent shares
 relating to stock
 options issued on or
 before August 1996
 (using the treasury
 stock method)(1).......          --                --                 --              701           --
Common equivalent shares
 relating to stock
 options and common
 stock to be issued
 issued subsequent to
 August 1996 (2)........        3,341             3,341              3,341           3,341         3,341
                               ------            ------            -------         -------      --------
Shares used in net
 income (loss) per share
 calculation............        4,910             4,974              5,309          13,124         5,350
Net income (loss) per
 share..................        (1.19)             (.95)           $ (0.68)        $   --       $  (4.56)

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(1) Common equivalents shares issued on or before August 1996 in a net loss period are excluded from the calculation as their inclusion would have been anti-dilutive.

(2) Common Stock and Common equivalent shares issued subsequent to August 1996 have been included in the calculation as if they were outstanding for all periods presented pursuant to a Securities and Exchange Commission Staff Accounting Bulletin.